Exhibit 99.1

Contact:
Thomas Furr
Smart Online Inc.
919-765-5000
tfurr@smartonline.com

Smart Online Addresses SEC Action

RESEARCH TRIANGLE PARK, N.C., January 17, 2006 — Smart Online Inc. (OTCBB: SOLN) today was informed by the Securities and Exchange Commission (“SEC”) that the SEC had temporarily suspended, pursuant to Section 12(k) of the Securities Exchange Act of 1934, the trading of the securities of the Company from 9:30 a.m. EST, January 17, 2006 through 11:59 p.m. EST, January 30, 2006. The SEC indicated that the reason for the suspension was a lack of current and accurate information concerning the Company’s securities because of possible manipulative conduct occurring in the market for the Company’s stock. In light of the Order of Suspension of Trading issued by the SEC with respect to trading in the stock of Smart Online, Nasdaq notified the Company today of their withdrawal of their approval of the Company’s application to list its securities on The Nasdaq Capital Market.

The company has contacted the SEC for additional information. The SEC has declined to provide any additional information at this time. The company does not know whether the SEC order will be extended beyond the January 30, 2006 suspension period, when the SEC will complete its investigation, the result of the investigation or its effect on the Company. The Company intends to fully cooperate with the SEC during its investigation so that the trading suspension is lifted as soon as possible.

About Smart Online, Inc.
Smart Online, Inc. is a pioneer of Web-native applications for the small business market, converting its business applications to a Software-as-a-Service (SaaS) Web delivery model in 1999. Today, the company markets its Web-based business applications to customers via http://www.smartonline.com and private-labels its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label Smart Online’s applications on their Web sites to assist their customers in running businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

Forward-Looking Statements
This announcement contains forward-looking statements, including the future trading of Smart Online’s stock and resolution of the SEC’s investigation, which are subject to risks and uncertainties and whose actual results may differ from the forward looking statement. The SEC’s investigation and the timing of resumption of trading in Smart Online’s stock depends on many factors, many of which may be outside the control of Smart Online. As a result of the investigation and depending upon its outcome, the value of Smart Online securities could be negatively affected. All forward-looking statements are based on information available to Smart Online on the date hereof, and Smart Online assumes no obligation to update such statements.

Smart Online, the Smart Online logo, and OneBiz are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

# # #